Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS SECOND QUARTER 2007 RESULTS

Bethpage, N.Y., August 8, 2007 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2007.

Second quarter consolidated net revenue grew 12.3% to $1.568 billion compared to the prior year period, reflecting solid revenue growth in each of its three operating segments - Telecommunications Services, Rainbow and Madison Square Garden.  Consolidated adjusted operating cash flow (“AOCF”)(1) increased 10.4% to $508.5 million and consolidated operating income grew 30.5% to $208.4 million.  In the second quarter of 2006, AOCF and operating income included a reduction in expenses of $26.5 million relating to the resolution of a contractual programming dispute.  Excluding the impact of this 2006 item, the company’s second quarter AOCF and operating income would have increased 17.1% and 56.4%, respectively.

Operating metrics for the second quarter 2007 include:

•                 Cable Television net revenue growth of 13.0% compared to Q2 2006

•                 Revenue Generating Unit (“RGU”) growth of 168,000 new digital video, high-speed data and voice units, and a loss of 348 basic video subscribers in the quarter

•                 Average Monthly Revenue per Basic Video Customer (“RPS”) of $121.01 in the second quarter of 2007, an increase of $4.06 for the three month period

•                 Madison Square Garden AOCF improvement of more than 80% to $32.5 million in the second quarter of 2007

•                 Rainbow National Services AOCF growth of 28.8% over the prior year period

Cablevision President and CEO James L. Dolan commented:  “Cablevision performed well in the second quarter thanks to strong revenue and cash flow growth across our cable operations, Madison Square Garden and Rainbow Media.  Our bundle of advanced digital video, Internet and voice products continues to be successful in attracting new customers and expanding existing subscriber relationships.  Cablevision’s Optimum Voice service, recently honored by J.D. Power, now reaches 30% of the homes passed by our fiber-rich network, and the penetration rates of all of our consumer telecom services continue to lead the cable industry,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended June 30, 2007 and 2006 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q2 2007	Q2 2006	Q2 2007	Q2 2006	Q2 2007	Q2 2006

Telecommunications	$1,182.8	$1,049.1	$455.8	$439.1	$213.3	$198.2
Rainbow	222.3	198.7	39.9	23.4	9.7	(8.5)
MSG	182.4	162.0	32.5	18.0	14.2	(0.4)
Other (including eliminations)	(19.5)	(13.0)	(19.7)	(19.7)	(28.8)	(29.6)
Total Company	$1,568.0	$1,396.8	$508.5	$460.8	$208.4	$159.7

(1)         Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Please refer to page 4 for a more detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

(2)         Operating results of FSN Chicago, FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2007 rose 12.8% to $1,182.8 million, AOCF grew 3.8% to $455.8 million and operating income increased 7.6% to $213.3 million, all compared to the prior year period.  In the second quarter of 2006, AOCF and operating income included a reduction in expenses of $26.5 million relating to the resolution of a contractual programming dispute.  Excluding the impact of this item, second quarter AOCF and operating income would have increased 10.5% and 24.2%, respectively.

Cable Television

Cable Television second quarter 2007 net revenues increased 13.0% to $1,139.5 million, AOCF rose 4.2% to $440.9 million and operating income increased 7.6% to $218.3 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income resulted principally from growth in digital video, high-speed data, and voice customers, which is reflected in the net addition of nearly 1.0 million Revenue Generating Units since the second quarter of 2006.  Second quarter 2006 Cable Television results include the $26.5 million expense reduction discussed above.  Excluding this item, second quarter AOCF and operating income would have increased 11.2% and 23.8%, respectively.

The second quarter 2007 results reflect:

•                 Basic video customers essentially flat for the quarter and up 38,000 or 1.2% from June 2006

•                 iO: Interactive Optimum digital video customers up 39,000 or 1.6% from March 2007 and 279,000 or 12.3% from June 2006

•                 Optimum Online high-speed data customers up 50,000 or 2.4% from March 2007 and 277,000 or 14.6% from June 2006

•                 Optimum Voice customers up 81,000 or 6.1% from March 2007 and 412,000 or 41.7% from June 2006

•                 Revenue Generating Units up 168,000 or 1.8% from March 2007 and 999,000 or 12.1% from June 2006

•                 Cable Television RPS of $121.01, up $4.06 or 3.5% from the first quarter of 2007 and $12.00 or 11.0% from the second quarter of 2006

Lightpath

For second quarter 2007, Lightpath net revenues decreased 3.5% to $51.1 million, AOCF declined 7.5% to $14.8 million and operating loss increased 9.0% to $5.0 million, each as compared to the prior year period.  The decrease in net revenue is primarily attributable to reduced intrasegment revenue, partially offset by the growth in Ethernet data services.  The decrease in AOCF and increase in operating loss were due principally to increases in operating expenses related to growth in the Ethernet business.

Rainbow

Rainbow consists of our National Programming services - AMC, IFC and WE tv as well as Other Programming which includes:  News 12 Networks, VOOM HD Networks, fuse, Lifeskool, Sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the second quarter of 2007 increased 11.9% to $222.3 million and AOCF rose 70.8% to $39.9 million, both compared to the prior year period.  Operating income improved to $9.7 million as compared to a second quarter 2006 operating loss of $8.5 million.

AMC/IFC/WE tv

Second quarter 2007 net revenues of the combined Rainbow National Services grew 9.9% to $166.8 million, AOCF rose 28.8% to $74.2 million and operating income rose 42.5% to $56.0 million, each compared to the prior year period.

The second quarter 2007 results reflect:

•                 An 11.6% increase in advertising revenue, as compared to the prior year period, driven principally by higher CPMs (cost per thousand) and increased sellout rates at AMC

•                 Viewing subscriber increases of 8.0% at IFC, 4.4% at WE tv and 6.6% at AMC (AMC’s growth is primarily attributable to 3.3 million new Canadian subscribers), all compared to June 2006

•                 A 9.4% increase in affiliate revenue compared to the prior year period

•                 Lower contractual rights expense partially offset by an increase in other operating costs compared with the prior year period

Other Programming

For second quarter 2007, net revenues rose 16.2% to $60.8 million, AOCF deficit remained flat at $34.3 million and operating loss declined 3.0% to $46.3 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher affiliate revenue at the VOOM HD Networks.  The improvement in operating loss is primarily the result of the favorable revenue impact at VOOM HD Networks, offset in part by higher program acquisition and distribution costs principally at IFC Entertainment.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex, Radio City Music Hall, and the Beacon Theatre.

Madison Square Garden’s second quarter 2007 net revenue grew 12.5% to $182.4 million, AOCF increased $14.5 million to $32.5 million and operating income improved to $14.2 million as compared to a second quarter 2006 operating loss of $0.4 million.

MSG’s second quarter reflects improved results in a number of areas, including:

•                 MSG’s professional teams, with an $8.0 million increase in revenues and a $6.6 million reduction in team operating expenses (primarily related to increased playoff revenues and expenses, and lower team personnel compensation and luxury tax)

•                 MSG Networks with a $6.2 million increase in affiliate revenue, which more than offset a $1.1 million reduction in other revenues (primarily advertising) and a $1.8 million increase in operating costs

•                 MSG’s entertainment business, with a $7.3 million increase in revenue from events, which more than offset the increase in event related costs and the operating costs of a new venue, the Beacon Theatre.

Other Matters

On June 30, 2007, Rainbow Media Holdings completed the  sale of its 60% interest in FSN Bay Area and its 50% interest in FSN New England to Comcast Corporation for an aggregate purchase price of $570 million, plus certain additional consideration, subject to customary working capital adjustments.  The results of FSN Bay Area have been reclassified to discontinued operations for all periods presented.

On May 2, 2007, Cablevision announced that it had entered into a definitive merger agreement with an entity created by members of the Dolan Family Group, pursuant to which all outstanding shares of Cablevision that the Dolan Family Group does not own will be converted into $36.26 per share in cash.  Based on the recommendation of the Special Transaction Committee, Cablevision’s Board of Directors, including independent directors, voted to approve the transaction.  The transaction requires approval by holders of a majority of Cablevision’s outstanding Class A shares not held by the Dolan Family Group or Cablevision’s directors and executive officers.  The transaction is also subject to certain regulatory approvals, the receipt of funds pursuant to committed financing and other customary closing conditions.

2007 Outlook

The company updates full year 2007 guidance as outlined below which reflects actual second quarter results and the expectation that the company will remain in a competitive environment:

Cable Television	Previous (a)		Updated
Basic video subscribers growth	+ 1.0% to 2.0	%(b)	Flat	(b)
Revenue Generating Unit (RGU) net additions	850,000 to 950,000		825,000 to 900,000
Total revenue growth	mid teens	(b)	Approximately 11	%(b)
Adjusted operating cash flow growth	mid teens	(b)	Approximately 10	%(b)
Capital expenditures	$600 to $650 million		Low end of previous range

(a)                      As previously released on May 3, 2007

(b)                     Percentage growth rate (2007 as compared to 2006)

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow From Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EDT

Conference call dial-in number is (973) 582-2734

Conference call replay number (973) 341-3080/ pin #9061783 until August 15, 2007

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007 (a)	2006 (a)	2007 (a)	2006 (a)

Revenues, net	$1,567,984	$1,396,789	$3,130,617	$2,784,457

Adjusted operating cash flow	$508,505	$460,784	$982,237	$851,001
Share-based compensation expense	(21,140)	(22,716)	(38,777)	(39,012)
Restructuring credits (charges)	(126)	2,069	(1,455)	2,754
Operating income before depreciation and amortization	487,239	440,137	942,005	814,743
Depreciation and amortization (including impairments)	278,850	280,416	563,298	555,575
Operating income	208,389	159,721	378,707	259,168
Other income (expense):
Interest expense, net	(231,677)	(232,705)	(461,886)	(420,173)
Equity in net income of affiliates	2,601	1,787	4,377	3,195
Gain on sale of affiliate interests (b)	183,888	—	183,888	—
Gain on investments, net	87,616	70,953	14,631	78,191
Gain (loss) on derivative contracts, net	(29,217)	(35,835)	35,902	(42,615)
Write-off of deferred financing costs	—	(3,412)	—	(7,999)
Loss on extinguishment of debt	—	(13,125)	—	(13,125)
Minority interests	501	382	1,215	898
Miscellaneous, net	792	(175)	1,451	27
Income (loss) from continuing operations before income taxes	222,893	(52,409)	158,285	(142,433)
Income tax benefit (expense)	(95,479)	23,882	(64,301)	57,622
Income (loss) from continuing operations	127,414	(28,527)	93,984	(84,811)
Income from discontinued operations, net of taxes	190,018	43,113	197,615	42,289
Income (loss) before cumulative effect of a change in accounting principle	317,432	14,586	291,599	(42,522)
Cumulative effect of a change in accounting principle, net of taxes	—	—	(443)	(862)
Net income (loss)	$317,432	$14,586	$291,156	$(43,384)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.44	$(0.10)	$0.33	$(0.30)
Income from discontinued operations	$0.66	$0.15	$0.69	$0.15
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$1.10	$0.05	$1.02	$(0.15)
Basic weighted average common shares (in thousands)	288,286	283,592	286,638	283,273

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.43	$(0.10)	$0.32	$(0.30)
Income from discontinued operations	$0.65	$0.15	$0.67	$0.15
Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$—	$—
Net income (loss)	$1.08	$0.05	$0.99	$(0.15)
Diluted weighted average common shares (in thousands)	294,394	283,592	293,901	283,273

(a)                     The net operating results of FSN Chicago, FSN Bay Area (including the after tax gain related to the sale of FSN Bay Area of $187,853 in June 2007) and Rainbow DBS (distribution operations) are reflected as discontinued operations.

(b)                    Represents gain on the sale of our 50% interest in FSN New England in June 2007.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plan and non-employee director plan in all periods.

	Six Months Ended June 30,
	2007 (a)	2006 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)

Net cash provided by operating activities (c)	$427,646	$442,611
Less: capital expenditures (d)	(333,165)	(488,345)
Consolidated free cash flow from continuing operations	$94,481	$(45,734)

(a)             Excludes the net operating results of FSN Chicago, FSN Bay Area and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided a total of $356.2 million in cash for the six months ended June 30, 2007.  This amount includes proceeds of $372.7 million received from the sale of the Company’s interests in FSN Bay Area.  Discontinued operations provided a total of $114.6 million for the six months ended June 30, 2006.  This amount includes the collection of $78.0 million of affiliate revenue in June 2006 that had not been previously recognized.

(b)            See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(c)             The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)            See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended June 30,
	2007 (a)	2006 (a)	% Change

Cable Television	$1,139,489	$1,008,390	13.0%
Optimum Lightpath	51,090	52,948	(3.5)%
Eliminations (b)	(7,758)	(12,288)	36.9%
Total Telecommunications	1,182,821	1,049,050	12.8%
AMC/IFC/WE tv	166,763	151,682	9.9%
Other Programming (c)	60,799	52,341	16.2%
Eliminations (b)	(5,264)	(5,282)	0.3%
Total Rainbow	222,298	198,741	11.9%
MSG	182,356	162,044	12.5%
Other (d)	18,139	19,726	(8.0)%
Eliminations (e)	(37,630)	(32,772)	(14.8)%
Total Cablevision	$1,567,984	$1,396,789	12.3%

	Six Months Ended June 30,
	2007 (a)	2006 (a)	% Change

Cable Television	$2,238,770	$1,961,046	14.2%
Optimum Lightpath	104,057	106,904	(2.7)%
Eliminations (b)	(18,700)	(25,617)	27.0%
Total Telecommunications	2,324,127	2,042,333	13.8%
AMC/IFC/WE tv	325,070	297,178	9.4%
Other Programming (c)	113,977	97,035	17.5%
Eliminations (b)	(10,282)	(10,745)	4.3%
Total Rainbow	428,765	383,468	11.8%
MSG	417,932	385,886	8.3%
Other (d)	34,636	38,227	(9.4)%
Eliminations (e)	(74,843)	(65,457)	(14.3)%
Total Cablevision	$3,130,617	$2,784,457	12.4%

(a)             2007 excludes net revenues of FSN Bay Area and 2006 excludes the net revenues of FSN Chicago and FSN Bay Area, which are reported in discontinued operations.

(b)            Represents intra-segment revenues.

(c)             Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, Sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)            Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(e)             Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$440,915	$423,053	4.2%	$218,308	$202,798	7.6%
Optimum Lightpath	14,835	16,042	(7.5)%	(4,972)	(4,562)	(9.0)%
Total Telecommunications	455,750	439,095	3.8%	213,336	198,236	7.6%
AMC/IFC/WE tv	74,204	57,609	28.8%	56,019	39,310	42.5%
Other Programming (b)	(34,278)	(34,235)	(0.1)%	(46,333)	(47,777)	3.0%
Total Rainbow	39,926	23,374	70.8%	9,686	(8,467)	—%
MSG	32,543	18,022	80.6%	14,234	(376)	—%
Other (c)	(19,714)	(19,707)	—%	(28,867)	(29,672)	2.7%
Total Cablevision	$508,505	$460,784	10.4%	$208,389	$159,721	30.5%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2007 (a)	2006 (a)	Change	2007 (a)	2006 (a)	Change

Cable Television	$854,980	$790,662	8.1%	$409,254	$360,852	13.4%
Optimum Lightpath	29,367	30,075	(2.4)%	(10,429)	(11,363)	8.2%
Total Telecommunications	884,347	820,737	7.8%	398,825	349,489	14.1%
AMC/IFC/WE tv	149,911	116,416	28.8%	113,659	80,256	41.6%
Other Programming (b)	(68,880)	(71,927)	4.2%	(93,877)	(96,986)	3.2%
Total Rainbow	81,031	44,489	82.1%	19,782	(16,730)	—%
MSG	50,129	24,881	101.5%	13,184	(12,685)	—%
Other (c)	(33,270)	(39,106)	14.9%	(53,084)	(60,906)	12.8%
Total Cablevision	$982,237	$851,001	15.4%	$378,707	$259,168	46.1%

(a)             Excludes the net operating results of FSN Chicago, FSN Bay Area and the Rainbow DBS distribution business, which are reported in discontinued operations.

(b)            Includes News 12 Networks, VOOM HD Networks, fuse, Lifeskool, Sportskool, IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)             Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	June 30, 2007	March 31, 2007	June 30, 2006

Revenue Generating Units
(in thousands)
Basic Video Customers	3,139	3,139	3,101
iO Digital Video Customers	2,550	2,511	2,271
Optimum Online High-Speed Data Customers	2,168	2,118	1,891
Optimum Voice Customers	1,399	1,318	987
Residential Telephone Customers	—	2	7
Total Revenue Generating Units	9,256	9,088	8,257

Customer Relationships (in thousands)(a)	3,319	3,318	3,264

Homes Passed (in thousands)	4,618	4,589	4,519

Penetration
Basic Video to Homes Passed	68.0%	68.4%	68.6%
iO Digital to Basic Penetration	81.3%	80.0%	73.2%
Optimum Online to Homes Passed	46.9%	46.1%	41.9%
Optimum Voice to Homes Passed	30.3%	28.7%	21.9%

Monthly Churn
Basic Video	2.0%	1.7%	1.7%
iO Digital Video	2.2%	1.9%	2.0%
Optimum Online High-Speed Data	2.3%	2.0%	2.0%

Revenue for the three months ended
(dollars in millions)
Video (b)	$701	$682	$645
High-Speed Data	253	244	223
Voice	128	121	85
Advertising	31	26	29
Other (c)	26	26	26
Total Cable Television Revenue (d)	$1,139	$1,099	$1,008

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$121.01	$116.95	$109.01

(a)             Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)            Includes analog, digital, PPV, VOD and DVR revenue.

(c)             Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)            RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW	June 30, 2007	March 31, 2007	June 30, 2006

Viewing Subscribers
(in thousands)
AMC	83,800	83,100	78,600
WE tv	55,100	53,800	52,800
IFC	41,900	40,900	38,800
fuse	44,600	43,100	40,600
VOOM HD Networks	800	600	100

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

June 30, 2007

Cash and cash equivalents	$1,041,571

Bank debt	$4,952,500
Collateralized indebtedness	860,850
Senior notes and debentures	5,994,554
Senior subordinated notes and debentures	497,206
Capital lease obligations and notes payable	61,675
Debt	$12,366,785

LEVERAGE
Debt	$12,366,785
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	860,850
Cash and cash equivalents	1,041,571
Net debt	$10,464,364

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	5.2
Restricted Group leverage ratio (Bank Test) (c)	4.9
CSC Holdings notes and debentures leverage ratio (c)	4.9
Cablevision senior notes leverage ratio (d)	5.7
Rainbow National Services notes leverage ratio (e)	4.1

(a)                      Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)                     AOCF is annualized based on the second quarter 2007 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, respectively (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.8 billion.

(d)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)                      Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $322.2 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$89,234	$135,237
Scalable infrastructure	22,733	27,525
Line extensions	9,432	9,263
Upgrade/rebuild	1,205	1,296
Support	21,407	19,880
Total Cable Television	144,011	193,201
Optimum Lightpath	16,452	8,566
Total Telecommunications	160,463	201,767
Rainbow	3,871	4,331
MSG	5,301	4,706
Other (Corporate, Theatres and PVI)	7,236	5,205
Total Cablevision	$176,871	$216,009

	Six Months Ended June 30,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$196,171	$301,827
Scalable infrastructure	41,111	96,549
Line extensions	17,089	16,913
Upgrade/rebuild	2,201	2,153
Support	27,171	33,998
Total Cable Television	283,743	451,440
Optimum Lightpath	28,642	17,083
Total Telecommunications	312,385	468,523
Rainbow	5,896	5,118
MSG	6,125	6,374
Other (Corporate, Theatres and PVI)	8,759	8,330
Total Cablevision	$333,165	$488,345